Exhibit 99.1

RITE AID ANNOUNCES PRICING TERMS OF TENDER OFFER
FOR ITS 7.5% SENIOR SECURED NOTES DUE 2015

CAMP HILL, PA (June 18, 2008) — Rite Aid Corporation (NYSE: RAD) announced today the pricing terms for its previously announced offer to purchase and consent solicitation for any and all of its 7.5% Senior Secured Notes due 2015 (CUSIP 767754BK9) (the "2015 Notes").  Rite Aid's offer to purchase the 2015 Notes is part of a broader offer to purchase and consent solicitation for any and all of its 8.125% Senior Secured Notes due 2010 (CUSIP 767754BFO) (the "2010 Notes") and 9.25% Senior Notes due 2013 (CUSIP 767754BH6) (the "2013 Notes" and, together with the 2010 Notes and the 2015 Notes, the "Notes"). All three offers to purchase and consent solicitations are being made pursuant to Rite Aid's Offer to Purchase and Consent Solicitation Statement dated June 4, 2008 (the "Offer to Purchase").

Assuming a settlement date of June 3, 2008, the total consideration for the 2015 Notes, determined according to the previously announced pricing formula in the Offer to Purchase, will be $1,095.80 per $1,000 principal amount of 2015 Notes (the "Total Consideration"). The amount of the Total Consideration includes a purchase price of $1,075.80 per $1,000 principal amount of 2015 Notes (the "Purchase Price"), plus a consent payment of $20 per $1,000 principal amount of 2015 Notes (the "Consent Payment"). The Consent Payment will be paid only with respect to 2015 Notes that were validly tendered and not revoked prior to 5:00 p.m., New York City time, on June 17, 2008 (the "Consent Payment Deadline"). For 2015 Notes tendered after the Consent Payment Deadline and prior to the Expiration Date, holders will only be eligible to receive the Purchase Price, which will equal the Total Consideration less the Consent Payment. In addition, Rite Aid will pay accrued interest in respect of each 2015 Note tendered and accepted for payment from the most recent payment date preceding the settlement date to, but excluding, the settlement date ("Accrued Interest").

In accordance with the Offer to Purchase, the Purchase Price was determined on the basis of the bid-side yield on the 3.625% U.S. Treasury Note due January 15, 2010 (the "Reference Yield"), as calculated by Citi in accordance with standard market practice as of 2:00 p.m., New York City time, on June 18, 2008 (the "Price Determination Date"), which was 2.684%.

If at any time following this announcement, Rite Aid extends the offer with respect to the 2015 Notes for any period of not more than ten business days, the Total Consideration for each 2015 Note tendered pursuant to the offer prior to the Consent Payment Deadline will remain the Purchase Price as determined at the Price Determination Date, plus the Consent Payment and Accrued Interest, and the Purchase Price for each 2015 Note tendered thereafter but prior to the Expiration Date (defined below) as so extended will remain the Purchase Price as determined at the Price Determination Date plus Accrued Interest.  If, however, Rite Aid extends the offer for any period longer than ten business days from the previously scheduled Expiration Date, a new Price Determination Date shall be established for the 2015 Notes, and the Total Consideration and the Purchase Price for the 2015 Notes tendered pursuant to the offer prior to the Consent Payment Deadline and the Expiration Date as so extended, respectively, will be calculated based on the Reference Yield as of such new Price Determination Date.

Rite Aid's offers to purchase the Notes remain open and will expire at midnight, New York City time, on July 1, 2008, unless extended or earlier terminated (the "Expiration Date"). Other than in limited circumstances, tenders of Notes may not be withdrawn following the Consent Payment Deadline. Full details of the terms and conditions of the offers to purchase and consent solicitations are included in the Offer to Purchase.

Consummation of Rite Aid's offers to purchase the Notes and consent solicitations is conditioned upon, among other things, receipt of debt financing sufficient to pay the purchase price, applicable consent payment and related fees and expenses with respect to each series of Notes. Rite Aid intends to fund the purchase price for the Notes, including the applicable consent payment and related fees and expenses, with the proceeds of a new series of senior secured notes due 2016 (the "New Notes") and borrowings under a new $350 million senior secured term loan (the "Tranche 3 Term Loan"), which is permitted under the accordion feature in Rite Aid's existing senior secured credit facility. The New Notes will be issued in a registered offering with terms substantially similar to Rite Aid's 7.5% Senior Secured Notes due 2017 (including similar subsidiary guarantees and second priority security). The Tranche 3 Term Loan (which may be issued at a discount as a result of market conditions) will have terms substantially similar to Rite Aid's existing Tranche 2 Term Loan (including similar subsidiary guarantees and first priority security) and will mature on June 4, 2014. Both the Tranche 3 Term Loan and the offering of the New Notes are subject to market and other conditions and Rite Aid can provide no assurance that entry into the Tranche 3 Term Loan or the offering of the New Notes will be consummated on the terms described above, or at all.

Rite Aid has retained Citi to serve as dealer manager for the tender offers and consent solicitations. Requests for documents relating to the tender offers and consent solicitations may be directed to Global Bondholder Services Corporation (the information agent) by telephone at

1-866-488-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offers and consent solicitations may be directed to Citi, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any Notes nor is this announcement an offer or solicitation of an offer to sell any securities. The tender offers and consent solicitations are made solely by means of the Offer to Purchase distributed to the holders of the Notes.

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of approximately $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid's website at http://www.riteaid.com/.